UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Neurobiological Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEUROBIOLOGICAL TECHNOLOGIES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 12, 2007

To the Stockholders of Neurobiological Technologies, Inc.:

A Special Meeting of Stockholders (the “Special Meeting”) of Neurobiological Technologies, Inc. (the “Company”) will be held at its principal executive offices at 2000 Powell Street, Suite 800, Emeryville, California 94608, on September 12, 2007, at 9:00 a.m. local time, for the following purposes:

1.	To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock as described in the enclosed proxy statement.

2.	To consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes in favor of Proposal No. 1.

3.	To transact such other business as properly may come before the Special Meeting, or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on August 7, 2007, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the meeting. A list of such stockholders will be open to examination by any stockholders at the Special Meeting and for a period of ten days prior to the Special Meeting during ordinary business hours at the offices of the Company located at 2000 Powell Street, Suite 800, Emeryville, California 94608.

BY ORDER OF THE BOARD OF DIRECTORS,

Paul E. Freiman,

President and Chief Executive Officer

Emeryville, California

August 15, 2007

— IMPORTANT —

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTPAID ENVELOPE OR FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE PROXY CARD AS SOON AS POSSIBLE. THANK YOU FOR ACTING PROMPTLY.

NEUROBIOLOGICAL TECHNOLOGIES, INC.

2000 Powell Street, Suite 800

Emeryville, California 94608

(510) 595-6000

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Neurobiological Technologies, Inc. (“NTI” or the “Company”), a Delaware corporation. The proxy is solicited for use at a Special Meeting of Stockholders (the “Special Meeting”) to be held at 9:00 a.m. local time on September 12, 2007, at the Company’s principal executive offices at 2000 Powell Street, Suite 800, Emeryville, California 94608. The approximate date on which this proxy statement and the accompanying notice and proxy are first being mailed to stockholders is August 21, 2007.

Voting

Only stockholders of record at the close of business on August 7, 2007 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the meeting. At the close of business on that date, the Company had outstanding 32,844,747 shares of its common stock, $0.001 par value per share (the “Common Stock”) and 494,000 shares of its Series A preferred stock, $0.001 par value per share (the “Preferred Stock”). Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Special Meeting, and each share of Preferred Stock is entitled to one vote on each matter to be voted upon at the Special Meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s capital stock on the record date will constitute a quorum for the transaction of business at the Special Meeting and any adjournment or postponement of the Special Meeting. Approval of the proposal to amend the Company’s Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock of the Company, voting together as a single class. Approval of the proposal to adjourn the meeting as may be necessary requires the affirmative vote of a majority of the shares present and entitled to vote on that proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal described in this proxy statement. Abstentions and “broker non-votes” will be included in the determination of whether a quorum is present at the Special Meeting. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner in “street name” does not vote on a particular proposal, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. In tabulating the votes on the proposal described in this proxy statement, abstentions and “broker non-votes” will be treated as shares that are present but that have not been voted, and, accordingly, will have the same effect as negative votes on the proposal.

Revocability of Proxies

Proxies that are properly executed and received by the Company before the Special Meeting will be voted at the Special Meeting. Any stockholder giving a proxy has the power to revoke the proxy at any time prior to its exercise. Any stockholder of record can revoke a proxy by delivering an instrument of revocation prior to the Special Meeting to the Secretary of the Company, by submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or by voting in person at the Special Meeting. Mere attendance at the Special Meeting will not serve to revoke a proxy. A stockholder whose shares of our capital stock are held in “street name” through a brokerage firm, bank or other institution should contact that institution in order to revoke or change his, her or its proxy or to vote at the Special Meeting in person.

Solicitation of Proxies

Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile transmittal or electronic communications. No additional compensation will be paid for any such services. The Company will bear the costs of solicitation. The Company may retain a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitations. If a proxy solicitor is retained, costs are not expected to exceed $25,000, plus reimbursement for expenses. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should deliver your proxy in accordance with the instructions set forth on the proxy without delay.

PROPOSAL ONE

APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Introduction

The Board is recommending that the stockholders approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding shares of Common Stock at a ratio within a range of 1:5 to 1:7. If this proposal is approved, the Board or a committee of the Board will have the authority to decide, within twelve months from the Special Meeting, whether to implement the split and the exact amount of the split within this range, if it is to be implemented. If the Board decides to implement the split, it will become effective upon the filing of the amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”). If the reverse split is implemented, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the exchange ratio selected by the Board or committee. The total number of authorized shares of Common Stock would not, however, be reduced from the current total of 50,000,000. The form of amendment to the Company’s Certificate of Incorporation to effect the reverse split is attached as Annex A to this proxy statement.

Purpose and Background of the Reverse Split

The Board’s primary objectives in proposing the reverse split are to raise the per share trading price of our Common Stock and to increase the number of shares of our authorized but unissued Common Stock. The Board believes that the reverse split would, among other things, (i) better enable the Company to maintain the listing of its Common Stock on The NASDAQ Capital Market, (ii) facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities and (iii) better enable the Company to raise funds to finance its planned operations.

The Company’s Common Stock is currently quoted on The NASDAQ Capital Market. In order for the Common Stock to continue to be quoted on The NASDAQ Capital Market, the Company must satisfy various listing maintenance standards established by NASDAQ. Among other things, if the closing bid price of the Company’s Common Stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive business days during the 90 calendar days following notification by NASDAQ, NASDAQ may delist the Common Stock from trading. If a delisting from The NASDAQ Capital Market were to occur, the Common Stock would trade on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, The NASDAQ Capital Market or The NASDAQ Global Market. We are also obligated under our securities purchase agreement entered into in March 2007 to use our best efforts to remain listed on a stock exchange or quotation service, such as The NASDAQ Capital Market or NASDAQ Global Market.

The closing sale price of the Company’s Common Stock on August 15, 2007 was $0.91 per share. While the Company was still in compliance with the applicable NASDAQ Capital Market listing requirements as of that date, the Board has considered the potential harm to the Company of a delisting from The NASDAQ Capital Market and believes that a reverse stock split would help the Company to maintain compliance with NASDAQ’s minimum bid price listing standard. In addition, the reverse split could increase the bid price per share of the Common Stock to the level required for listing on The NASDAQ Global Market.

The Board further believes that an increased stock price may encourage investor interest and improve the marketability of the Company’s Common Stock to a broader range of investors, and thus improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board believes that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in the Company’s Common Stock.

Furthermore, the Board believes that the reverse split would facilitate the Company’s efforts to raise capital to fund its planned operations. As previously disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), the Company will need to raise additional capital and may elect to do so through the issuance of equity securities. The reverse split would reduce the number of shares of Common Stock outstanding without reducing the total number of authorized shares of Common Stock. As a result, the Company would have a larger number of authorized but unissued shares from which to issue additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, in equity financing transactions.

On August 13, 2007, the Company filed a registration statement on Form S-1 with the SEC, which will register the planned offer and sale of up to $74,750,000 in shares of Common Stock in an underwritten offering. If the reverse stock split is approved and the offering contemplated under the Form S-1 is completed, a portion of the shares to be sold in the offering would be issued from the authorized but unissued shares of Common Stock resulting from the reverse stock split. Because the offering price is not known at this time, the Company does not know the exact number of shares that would be issued in this offering. Aside from the proposed underwritten offering, the Company currently has no other intended uses for the additional shares that would be available for issuance following the reverse stock split.

The purpose of seeking stockholder approval of a range of exchange ratios from 1:5 to 1:7 (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the Board or a committee of the Board would effect a reverse stock split only upon the Board or committee’s determination that a reverse stock split would be in the best interests of the Company at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range of 1:5 to 1:7. No further action on the part of stockholders would be required to either implement or abandon the reverse stock split. If the stockholders approve the proposal, and the Board or a committee of the Board determines to effect the reverse stock split, we would communicate to the public, prior to the Effective Date, additional details regarding the reverse split, including the specific ratio selected by the Board or committee. If the Board or a committee of the Board does not implement the reverse stock split within twelve months from the Special Meeting, the authority granted in this proposal to implement the reverse stock split will terminate. The Board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.

Material Effects of Proposed Reverse Stock Split

The Board believes that the reverse split will increase the price level of the Company’s Common Stock in order to, among other things, ensure continued compliance with the NASDAQ minimum bid price listing standard and generate interest in the Company among investors. The Board cannot predict, however, the effect of the reverse split upon the market price for the Common Stock, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of Common Stock after the reverse split may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse split, which would reduce the market capitalization of the Company. The market price per post- reverse split share may not remain in excess of the $1.00 minimum bid price as required by NASDAQ, or the Company may not otherwise meet the requirements for continued listing on The NASDAQ Capital Market. The market price of the Common Stock may also be based on our performance and other factors, the effect of which the Board cannot predict.

The reverse split will affect all stockholders of the Company uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the reverse split results in any of stockholders owning a fractional share. In lieu of issuing fractional shares, the Company may either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted on NASDAQ on the Effective Date, multiplied by the fractional share amount, or (ii) make arrangements with the Company’s transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata potion of the sale proceeds.

The principal effects of the reverse split will be that (i) the number of shares of Common Stock issued and outstanding will be reduced from 32,844,747 shares as of August 7, 2007 to a range of 6,568,949 to 4,692,106 shares, depending on the exact split ratio chosen by the Board or a committee of the Board, (ii) the conversion ratio for all outstanding shares of the Preferred Stock will be adjusted such that the number of shares of Common Stock issuable upon the conversion of the Preferred Stock will be reduced to one-fifth to one-seventh of the number of shares of Common Stock that were issuable upon conversion of the Preferred Stock immediately before the Effective Date, (iii) all outstanding options and warrants entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options or warrants, one-fifth to one-seventh of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse split, at an exercise price equal to five to seven times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the reverse split and (iv) the number of shares reserved for issuance pursuant to the Company’s 2003 Equity Incentive Plan and our 2003 Employee Stock Purchase Plan will be reduced to one-fifth to one-seventh of the number of shares currently included in each such plan.

The reverse split will not affect the par value of the Common Stock. As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced to one-fifth to one-seventh of its present amount, depending on the exact amount of the split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of Common Stock outstanding.

The amendment will not change the terms of the Common Stock. After the reverse split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. Each stockholder’s percentage ownership of the new Common Stock will not be altered except for the effect of eliminating fractional shares. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. Following the reverse split, the Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

The reverse split will not change the number of outstanding shares of Preferred Stock or the terms of the Preferred Stock, except that the conversion ratio for all outstanding shares of the Preferred Stock will be adjusted upon the Effective Date, such that the number of shares of Common Stock issuable upon the conversion of the Preferred Stock will be reduced to one-fifth to one-seventh of the number of shares of Common Stock that were issuable upon conversion of the Preferred Stock immediately before the Effective Date.

Because the Company will not reduce the number of authorized shares of Common Stock, the overall effect will be an increase in authorized but unissued shares of Common Stock as a result of the reverse stock split. These shares may be issued at the Board’s discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock. If the reverse split is not approved, the Company will likely be unable to complete the planned underwritten offering described above and may be unable to raise additional capital. We currently estimate that we have sufficient capital to fund our operations only through October 2007 without raising money from external sources.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the reverse split is approved by the Company’s stockholders, and the Board or a committee of the Board determines it is in the best interests of the Company to effect the split, the reverse stock split would become effective at such time as the amendment to the Company’s Certificate of Incorporation, the form of which is attached as Annex A to this proxy statement, is filed with the Secretary of State of Delaware. Upon the filing of the amendment, all of the Company’s existing Common Stock will be converted into new Common Stock as set forth in the amendment.

As soon as practicable after the Effective Date, stockholders will be notified that the reverse split has been effected. American Stock Transfer and Trust Company, the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the reverse split. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Fractional Shares

The Company will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, the Company may either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted on NASDAQ on the Effective Date, multiplied by the fractional share amount, or (ii) make arrangements with the Company’s transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata potion of the sale proceeds.

Criteria to be Used for Decision to Apply the Reverse Stock Split

If the stockholders approve the reverse stock split, the Board or a committee of the Board will be authorized to proceed with the reverse split. In determining whether to proceed with the reverse split and setting the exact amount of split, if any, the Board or committee will consider a number of factors, including market conditions, existing and expected trading prices of the Company’s Common Stock, The NASDAQ Capital Market listing requirements, the Company’s additional funding requirements and the amount of the Company’s authorized but unissued Common Stock.

No Dissenter’s Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to dissenter’s rights with respect to the proposed amendment to the charter to effect the reverse stock split, and the Company does not intend to independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Consequences of the Reverse Split

The following is a summary of certain U.S. federal income tax consequences relating to the reverse stock split as of the date hereof. Except where noted, this summary deals only with a stockholder who holds Common Stock as a capital asset.

For purposes of this summary, a “U.S. holder” means a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Common Stock is a stockholder who is not a U.S. holder.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to stockholders who may be subject to special tax rules, such as:

•	partnerships

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•

stockholders who hold Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;

•	stockholders who actually or constructively own 10 percent or more of the Company’s voting stock; or

•	a non-U.S. holder who is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the reverse stock split.

If an entity classified as a partnership for U.S. federal income tax purposes holds Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

Each stockholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the reverse stock split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

To ensure compliance with Treasury Department Circular 230, each holder of Common Stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the reverse stock split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

U.S. Holders. Generally, a reverse stock split will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes (except to the extent of cash received in lieu of a fractional share). The aggregate adjusted basis of the new shares of Common Stock will be the same as the aggregate adjusted basis of the Common Stock exchanged for such new shares, reduced by the amount of the adjusted basis of any Common Stock exchanged for such new shares that is allocated to the fractional share for which cash is received. The holding period of the new, post-reverse split shares of the Common Stock resulting from implementation of the reverse stock split will include a U.S. holder’s holding periods for the pre-reverse split shares. A stockholder who receives cash in lieu of a fractional share of new Common Stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. If the shares of old Common Stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

Non U.S. Holders. A non-U.S. holder of the Company’s Common Stock generally will not be subject to U.S. federal income tax with respect to any gain recognized as a result of cash received in lieu of a fractional share in connection with the reverse stock split; provided, however, that gain will be subject to tax if (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax may also apply), and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (ii) the gain is recognized by a non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the reverse stock split and certain other conditions are met, or (iii) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes. The Company believes it currently is not and it does not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Payment of cash in lieu of fractional shares within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder) or the stockholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Approval Required

The affirmative vote of the holders of a majority of the shares of the Company’s capital stock outstanding as of the record date is required to approve the amendment of the Company’s Certificate of Incorporation to effect a reverse split of the Common Stock in the range of 1:5 to 1:7. Abstentions and “broker non-votes” will not be counted as having been voted on the proposal, and therefore will have the same effect as negative votes.

Additionally, pursuant to the securities purchase agreement entered into in March 2007, we are required to obtain the consent of investors holding a majority of the shares issued in the financing to effect the reverse stock split before March 30, 2008.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL ONE.

PROPOSAL TWO

ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1

At the Special Meeting and any adjournment or postponement thereof, our stockholders may be asked to consider and vote upon a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the reverse stock split.

Approval Required

The adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the reverse stock split requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the Special Meeting.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the outstanding shares of each class of our equity securities as of July 1, 2007 by: (i) each director; (ii) our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated officers as of June 30, 2007 (the “Named Executive Officers”); (iii) all of our current executive officers and directors as a group; and (iv) each person or “group” of persons (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own beneficially 5% or more of the outstanding shares or voting power of our voting securities. The table is based upon information supplied by directors, officers and principal stockholders. Unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Name and Address **	Shares of Common Stock Beneficially Held ‡	Shares Subject to Options and Warrants Exercisable within 60 days	Percentage of Common Stock ‡‡	Shares of Series A Preferred Stock Beneficially Held	Percentage of Series A Preferred Stock
BVF, Inc. (1)	2,546,315	0	7.76%	0
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Stephen J. Petti	2,030,818	0	6.19%	0
John B. Stuppin (2)	808,681	81,500	2.46%	100,000	20.2%
Paul E. Freiman (3)	882,989	782,289	2.63%
Abraham D. Sofaer	555,812	84,500	1.69%	100,000	20.2%
Abraham E. Cohen	700,247	154,500	2.12%	0
Lisa U. Carr, M.D., Ph.D.	265,074	171,040	*	0
Ronald E. Cape, Ph.D.	176,213	73,000	*	40,000	8.1%
Enoch Callaway, M.D. (4)	189,038	84,500	*	0
Theodore L. Eliot, Jr. (5)	102,822	84,500	*	0
F. Van Kasper (6)	160,000	120,000	*	0
Craig W. Carlson	31,248	31,248	*	0
David E. Levy, M.D.	81,076	59,269	*	0
Karl Trass	30,931	26,041	*	0
William Fletcher	0	0	0	0
Warren Wasiewski	0	0	0	0
All executive officers and directors as a group (13 persons)	3,719,057	1,581,347	10.81%	240,000	48.6%

*	Less than one percent.

**	Unless otherwise indicated, the address of each beneficial owner is c/o Neurobiological Technologies, Inc., 2000 Powell Street, Suite 800, Emeryville, California 94608.

‡	Represents shares of Common Stock held as of July 1, 2007, plus shares of Common Stock that may be acquired upon conversion of shares of Series A Preferred Stock held as of such date and shares of Common Stock that may be acquired upon exercise of options and warrants exercisable within 60 days from July 1, 2007.

‡‡	Based on 32,834,294 shares of Common Stock and 494,000 shares of Series A Preferred Stock outstanding as of July 1, 2007. The percentage ownership and voting power for each person (or all directors and executive officers as a group), is calculated by assuming the conversion of all Preferred Stock and the exercise of all stock options and warrants exercisable within 60 days of July 1, 2007 held by such person.

(1)	Based on information contained in a Schedule 13G/A filed February 13, 2006 by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), BVF Investments, L.L.C. (“Investments”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“Partners”) and BVF Inc. (“BVF Inc.”). According to the Schedule 13G/A, (i) BVF beneficially owned 762,895 shares of Common Stock; (ii) BVF2 beneficially owned 483,799 shares of Common Stock; (iii) Investments beneficially owned 1,171,306 shares of Common Stock; and (iv) ILL10 beneficially owned 128,315 shares of Common Stock as of December 31, 2005. Accordingly, beneficial ownership by Partners and BVF Inc. includes a total of 2,546,315 shares of Common Stock. Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of the Common Stock and to vote and exercise dispositive power over those shares of the Common Stock. Partners and BVF Inc. share voting and dispositive power over shares of the Common Stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the Common Stock owned by such parties.

(2)	Includes 725,681 shares of Common Stock and 100,000 shares of Preferred Stock held in trust by Mr. Stuppin and his spouse, 500 shares of Common Stock held directly by Mr. Stuppin’s spouse, and 1,500 shares of Common Stock held in Mr. Stuppin’s individual retirement account (IRA). Mr. Stuppin may be deemed to be the beneficial owner of such shares.

(3)	Includes 100,700 shares jointly held by Paul E. Freiman and his spouse.

(4)	Includes 104,538 shares of Common Stock held in a family trust. Dr. Callaway may be deemed to be the beneficial owner of such shares.

(5)	Includes 18,322 shares held in trust by Mr. Eliot and his spouse. Mr. Eliot may be deemed to be the beneficial owner of such shares.

(6)	Represents shares held in trust. Mr. Kasper may be deemed to be the beneficial owner of such shares.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the 2007 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission was July 23, 2007. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so on or before August 20, 2007, in accordance with the Company’s bylaws. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has approved a rule governing the delivery of disclosure documents. This rule allows the Company to send a single copy of this proxy statement to any household at which two or more stockholders of the Company reside, if it believes that the stockholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both the Company and its stockholders as it reduces the volume of duplicate information received at a stockholder’s house and helps reduce the Company’s expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instructions forms.

Stockholders that have previously received a single set of disclosure documents may request their own copy by contacting their bank, broker or other nominee record holder. The Company will also deliver a separate copy of this proxy statement to any stockholder upon written request to Neurobiological Technologies, Inc., 2000 Powell Street, Suite 800, Emeryville, California 94608, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Special Meeting, and so far as is known to the Board, no other matters will be presented to the stockholders for consideration at the Special Meeting. If, however, any other matter is properly presented at the Special Meeting, it is intended that proxies in the form enclosed with this Proxy Statement will be voted on such matter in accordance with the judgment of the person or persons voting such proxies, unless the proxy otherwise provides.

BY ORDER OF THE BOARD OF DIRECTORS,

Paul E. Freiman,

President and Chief Executive Officer

Emeryville, California

August 15, 2007

You Are Cordially Invited to Attend The Special Meeting in Person.

ANNEX A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEUROBIOLOGICAL TECHNOLOGIES, INC.

Neurobiological Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) to combine each [            ] outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, into one (1) share of Common Stock, par value $0.001 per share; and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

THIRD: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

FOURTH: That upon the effectiveness of this Certificate of Amendment, the first paragraph (“A”) of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended such that, as amended, said paragraph shall read in its entirety as follows:

A. Classes of Stock. The Corporation is authorized to issue two classes of stock, designated “Preferred Stock” and “Common Stock,” respectively. The total number of shares of stock that the Corporation is authorized to issue is Fifty-Five Million (55,000,000) shares. Fifty Million (50,000,000) shares shall be common stock, with a par value of $0.001 per share (the “Common Stock”) and Five Million (5,000,000) shares shall be preferred stock, with a par value of $0.001 per share (the “Preferred Stock”). Three Million (3,000,000) of the shares of Preferred Stock are designated as Series A Preferred Stock (the “Series A Preferred”) and Fifty Thousand (50,000) of the shares of Preferred Stock are designated as Series RP Preferred Stock (the “Series RP Preferred”). The remaining Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any such series of Preferred Stock and to determine the designation of any such shares. The Board of Directors is also authorized to determine or alter the rights (including, but not limited to, voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series outstanding) the number of shares of such series subsequent to the issue of shares of that series by filing a certificate pursuant to the applicable laws of the State of Delaware.

Upon the filing of this Certificate of Amendment, each [            ] shares of Common Stock, par value $0.001 per share, issued and outstanding at such time shall be combined into one (1) share of Common Stock, par value $0.001 per share (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional

A-1

share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Upon surrender by a holder of a certificate or certificates for Common Stock (including, for this purpose, a holder of shares of Common Stock issuable upon conversion of Preferred Stock), duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by Paul E. Freiman, its Chief Executive Officer, this          day of                     , 200  .

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:
Name:	Paul E. Freiman
Title:	Chief Executive Officer

A-2

NEUROBIOLOGICAL TECHNOLOGIES, INC.

2000 Powell Street, Suite 800

Emeryville, California 94608

(510) 595-6000

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul E. Freiman and Craig W. Carlson proxies, and hereby authorizes each of them to represent and vote as designated on the other side, all the shares of stock of Neurobiological Technologies, Inc. (the “Company”) standing in the name of the undersigned with all powers which the undersigned would possess if present at the Special Meeting of Stockholders of the Company to be held on Wednesday, September 12, 2007 or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR each of the proposals described in the accompanying proxy statement and in the discretion of the proxy holders on all other matters that may come before the meeting.

(Continued, and to be marked, dated and signed, on the reverse side)

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN

AND PROMPTLY RETURN THE ENCLOSED PROXY.

Please mark

your votes

as indicated ☒

PROPOSAL 1—To amend the Company’s Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock as described in the enclosed proxy statement.

FOR  ☐                    ABSTAIN  ☐                    AGAINST  ☐

PROPOSAL 2—To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

FOR  ☐                    ABSTAIN  ☐                    AGAINST  ☐

In their discretion, the proxyholders are authorized to transact such other business as properly may come before the Special Meeting or any adjournments or postponements of the meeting. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

Signature(s) ________________________________________                             Dated _______________, 2007

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.